SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 4, 2014

IDS Industries, Inc.
(Exact name of registrant as specified in its charter)

Nevada	333-177518	45-2758994
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

533 Birch Street Lake Elsinore, CA	92530
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 733-1412

_____________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01 Entry Into A Material Definitive Agreement

On February 4, 2014, we obtained short term financing from GCEF Opportunity Fund, LLC (the “Lender”) under a Promissory Note in the amount of $33,000 (the “Note”). The Note features an original issue discount of ten percent (10%) and we will therefore receive $30,000 in actual funding. The Note is due within forty-five days, with an additional fifteen day grace period. As an additional loan fee, we have agreed to issue the Lender 2,000,000 shares of our common stock. The Note may be repaid at any time without interest prior to maturity. If the Note is not repaid by the maturity date, it shall be converted into 3,465,000 shares of our common stock, representing conversion of the principal, the original issue discount, and an interest at the rate of fifteen percent (15%) into common stock at a price of $0.01 per share.

The Note includes “piggyback” registration rights for the holder and we will be required to include shares issuable upon conversion of the Note, in the next registration statement we file with the Securities and Exchange Commission. As additional consideration to the Lender, we have agreed to issue warrants to purchase 1,000,000 shares of common stock at a price of $0.02 per share, exercisable for five years. The foregoing is a summary of the material terms of the Note. The Note contains additional terms and should be reviewed in its entirety for additional information.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDS Industries, Inc.

By:	/s/ Scott Plantinga
Scott Plantinga
Title:	Chief Executive Officer

Date: February 10, 2014

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